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COMPUCOM SYSTEMS, INC.

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PRESS RELEASE

FOR IMMEDIATE RELEASE

COMPUCOM SYSTEMS, INC.

Dottie Tabor

CompuCom Systems, Inc.

(972) 856-3600

COMPUCOM SYSTEMS, INC. TO ADJOURN SPECIAL MEETING

FROM AUGUST 19 TO SEPTEMBER 9, 2004

DALLAS, TX, August 19, 2004 – CompuCom Systems, Inc. (NASDAQ: CMPC) today announced that its August 19, 2004 special stockholders meeting will be convened as scheduled and adjourned until September 9, 2004 without a vote on the proposal relating to the Company’s pending merger with an affiliate of Platinum Equity, LLC.

The purpose of the planned adjournment is to provide the Company’s stockholders with sufficient time to review a forthcoming proxy supplement containing additional information regarding the pending merger described in the Company’s July 15, 2004 proxy statement. The Company anticipates mailing such proxy supplement to its stockholders beginning August 20, 2004 and will file such proxy supplement with the Securities and Exchange Commission (the “SEC”) on or before that date, following which it will be available free of charge at the SEC’s web site at www.sec.gov.

Safeguard Scientifics, Inc., which is entitled to cast approximately 51% of the votes entitled to be cast at the special meeting, has advised CompuCom that it will vote in favor of the adjournment. The special meeting will be reconvened on September 9, 2004, at 3:00 p.m. local time, at the Company’s offices located at 7171 Forest Lane, Dallas, Texas. At the reconvened meeting, the Company expects to submit to a vote of its stockholders the proposal relating to the Company’s pending merger and any other matters that are properly presented at the meeting.

ABOUT COMPUCOM SYSTEMS, INC.

CompuCom Systems, Inc. (Nasdaq:CMPC), headquartered in Dallas, Texas, is a national leader in helping companies plan, implement and manage multi-vendor, industry standard computing environments. CompuCom’s clients include Fortune 1000 enterprises, federal, state and local government, vertical industry leaders, major technology equipment providers, leading-edge systems integrators and wireless technology providers. CompuCom is accessible via the Internet at www.compucom.com.